Exhibit 5.1

November 5, 2019

McDermott International, Inc.

757 N. Eldridge Parkway

Houston, Texas 77079

Ladies and Gentlemen:

As set forth in the prospectus supplement dated the date hereof pursuant to Rule 424(b)(7) (the “Prospectus Supplement”) and the base prospectus dated September 28, 2018 Form S-3 (the “Registration Statement”) of McDermott International, Inc., a Panamanian corporation (“McDermott”), each as filed or to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of an additional 2,027,157 shares of common stock of McDermott, par value $1.00 per share (“Common Stock”) that may be issued by McDermott to the selling shareholders named in the Registration Statement (or certain transferees thereof) upon the exercise of warrants that may be settled solely for shares of Common Stock (the “Warrants”) and an indeterminate number of shares of Common Stock that may be issued upon redemption of McDermott’s 12% redeemable preferred stock, par value $1.00 per share (the “Redeemable Preferred Stock”), in conjunction with certain change-of-control transactions, as well as upon exercise of the Warrants as a result of anti-dilution adjustments (collectively, the “Shares”), which Shares may be sold by such selling shareholders (or transferees) from time to time pursuant to Rule 415 under the Act, certain legal matters in connection with the Shares are being passed upon for you by us.

In our capacity as Panamanian counsel for McDermott, we have examined originals, or copies certified or otherwise identified, of McDermott’s Amended and Restated Articles of Incorporation and Amended and Restated By-laws, each as amended to date (the “Charter Documents”); the Registration Rights Agreement, dated November 29, 2018, as amended by Amendment No. 1 dated October 25, 2019, between McDermott, the selling stockholders and other parties thereto (as amended, the “Registration Rights Agreement”); the Warrant Agreement dated October 25, 2019 between McDermott and Computershare Inc. and Cumputershare Trust, N.A., as Warrant Agent (the “Warrant Agreement”); the Consent and Waiver Agreement dated October 21, 2019 between McDermott and certain selling stockholders (as amended by Amendment No. 1 on October 28, 2019, the “Consent and Waiver Agreement”); the certificate of the Assistant Secretary of the Company certifying the minutes of the meeting of the Board of Directors of the Company held on October 20, 2019; and the Certificate of Designation relating to the issuance of the Redeemable Preferred Stock, dated as of October 30, 2018, as amended by the Certificate of Amendment to the Certificate of Designation dated October 21, 2019.

In addition to the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, corporate records, certificates of public officials, certificates from the transfer agent, certificates of officers of McDermott, and other documents, and have made such investigations of law, as we have deemed necessary or advisable as a basis for the opinions set forth herein. We have further examined such provisions of Panamanian laws and regulations as we have deemed relevant for purposes of this opinion.

In giving the opinions set forth herein, we have relied, to the extent we deemed appropriate, with respect to factual matters, upon certificates, statements or other representations of officers or other representatives of McDermott and of public officials, and we have assumed, without independent investigation, that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic and complete, all documents submitted to us as certified or photostatic copies conform to the original copies of those documents and those original copies are authentic. In connection with the opinions set forth herein, we have assumed that:

(a) the Registration Statement and any amendments thereto (including post-effective amendments) remains effective under the Act;

(b) the Prospectus Supplement describing the Shares offered thereby will have been filed with the Commission;

(c) all Shares will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus Supplement;

(d) the Shares and any certificates in respect thereof, upon exercise of the Warrants, will be delivered in accordance with the terms and provisions of the Warrants and the Warrant Agreement;

(e) any redemption of the Redeemable Preferred Stock effected with the Shares and any issuance of Shares upon exercise of the Warrants will be made in accordance with the Charter Documents and the applicable laws of the Republic of Panama;

(f) certificates representing the Shares will have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations will have been made in the share register of McDermott, in each case in accordance with the provisions of the Charter Documents;

(f) that all Warrants will be issued, sold and held in accordance with the terms of the Warrant Agreement and the Consent and Waiver Agreement.

On the basis of and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1. McDermott is a corporation duly incorporated and validly existing in good standing under the laws of the Republic of Panama.

2. The Shares, when issued and delivered by the Company upon the exercise of the Warrants and the Warrant Agreement or upon redemption of the Redeemable Preferred Stock, will have been duly authorized and validly issued and will be fully paid and nonassessable.

We are licensed to practice law in Panama and we do not purport to be experts on, or to express any opinion herein concerning, any laws other than the laws of Panama as in effect on the date hereof. This opinion is to be governed by, and construed in accordance with, the laws of the Republic of Panama and is limited to, and is given on the basis of, current practice in Panama.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into Registration Statement.

Very truly yours,

/s/ ARIAS,	FABREGA & FABREGA